Exhibit 10.1

Definitive Agreement

This Definitive Agreement (“Agreement”) is entered into as of July 15, 2025, by and between ABVC BioPharma, Inc. (“ABVC”), and Shuling Jiang (hereinafter referred to as “Shuling”).

ABVC and Shuling are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

Due to strategically cooperate and construct an integrated platform for the global development of the healthcare business and the medical, pharmaceutical, and biotechnology in Taiwan.

Article 1: Subject Matter and Consideration

1.1	Subject Matter: The subject matter of this Agreement includes:

a) The common shares of ABVC (stock symbol: ABVC) listed on the Nasdaq Capital Market.

b) Shuling’s ownership of a property located at Taoyuan City, Taiwan (hereinafter referred to as The Land or The Property).

1.2	Consideration: The consideration for this Agreement shall be as follows:

a) ABVC shall issue 2,035,136 restricted common shares to Shuling Jiang as consideration for the Property, based on the June 3, 2025, closing share price of $1.65, as approved in the shareholder meeting.

b) ABVC agrees to issue 1,000,000 cashless warrants to Shuling Jiang, with an exercise price of US$2.50 per share, exercisable on a net-share settlement basis as defined in the warrant agreement.

c) Shuling Jiang shall transfer the NT$15,000,000 or US$500,000 bank liability of the land to ABVC.

d) Shuling Jiang shall transfer ownership of The Land to ABVC.

1.3 Transfer of Ownership: Upon completion of the transaction, ownership of the ABVC Shares shall be transferred from ABVC to Shuling, and ownership of The Land shall be transferred from Shuling to ABVC.

The warrants to be issued shall be structured as “cashless exercise warrants,” whereby upon exercise, Shuling shall receive the number of shares equal to the in-the-money value of the warrants without payment of cash, determined using the formula:

Net Shares = (A - B) / A × Number of Warrants Exercised,

where A = Market Value at time of exercise, and B = Exercise Price.

Article 2: Exchange of The Land through ABVC Equity Transfer

2.1 Agreement to Exchange The Land: ABVC and Shuling agree to exchange ownership in Shuling’s real estate The Land through an equity transfer of ABVC shares. The gross value of the Property is estimated to be US$3,800,000, as determined by prior land valuation reports and supported by the intended use for rehabilitation center development. After deducting the estimated bank loan liability of US$500,000 assumed by ABVC, the net acquisition value is US$3,300,000. This amount is to be satisfied through the issuance of restricted shares and warrants, as approved by the shareholders on June 3, 2025.

2.2 Value of the Exchange: The value of the exchange is estimated to be US$3.36 million, which includes the issuance of 2,035,136 restricted shares of ABVC common stock based on the approved pricing methodology from the shareholder meeting. This reflects the June 3, 2025, closing price of $1.65 per share and assumption of a $500,000 bank liability.

2.3 Transfer Process: The transfer of ABVC Shares from ABVC to Shuling shall be executed in accordance with the applicable laws, regulations, and procedures governing equity transfers, as well as Regulation S promulgated under the Securities Act of 1933.

2.4 Transfer of Ownership: Upon completion of the equity transfer, the ownership stake in Shuling’s real estate The Property shall be transferred from Shuling to ABVC.

2.5 Representation of Value: Both parties acknowledge and agree that the value of the exchange is based on the estimated value of The Property and the market value of ABVC shares at the time of the equity transfer.

2.6 Valuation Dispute: In the event of any dispute regarding the valuation or other matters related to the exchange, the parties shall make good faith efforts to resolve the dispute through negotiation and mediation.

2.7 Taxes and Fees: Any taxes, fees, or other charges arising from the equity transfer and exchange shall be the responsibility of the respective parties as determined by applicable laws and regulations.

Article 3: Capital Protection Agreement

3.1 Valuation Assessment: In the event of a dispute regarding the valuation or value maintenance, the parties may engage an independent third-party expert or appraiser to assess the value and provide recommendations for adjustment.

3.2 Amendments to the Agreement: Any amendments or modifications to the definitive agreement necessitated by the value adjustment shall be made in writing and signed by both parties.

3.3 Force Majeure: The provisions of the definitive agreement shall not apply in cases of force majeure events that are beyond the reasonable control of either party and that significantly impact the value of The Land or stocks.

3.4 Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in the State of New York. Any disputes arising from or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts in that jurisdiction.

Article 4: Termination, Replacement and Amendment

4.1 Both parties aim to complete the transfer of the target assets by July 15, 2025. If unable to do so, both parties shall negotiate and determine a subsequent transfer date.

4.2 Composition: Supplementary agreements or appended documents related to assets and equity transfer subsequently signed by both parties shall constitute valid integral parts of this Agreement. The rights and obligations of both parties shall be subject to the terms and conditions stipulated in this agreement and in any supplementary agreements or appended documents subsequently signed.

4.3 Amendment: The terms and conditions in this Agreement can be further amended in writing upon the mutual agreement of both parties.

4.4 Termination: This Agreement may be terminated by mutual written consent of both parties and in the event of a material breach by either party that is not cured within a reasonable period after written notice. Upon termination, the provisions of Articles 4, 5, and 6 shall survive and continue in full force and effect to the extent necessary to give effect to the rights and obligations accrued prior to termination, or where expressly stated to survive.

4.5: Reversion Right upon Delisting or Change of Control

In the event that (a) ABVC BioPharma, Inc. is involuntarily delisted from the Nasdaq Capital Market and fails to relist on a national securities exchange, or (b) a Change of Control of ABVC occurs, then Shuling Jiang shall have the right to request a re-transfer of the title of the Property to her name, subject to the return of all unexercised warrants and any remaining shares not transferred or sold.

For purposes of this clause, “Change of Control” shall mean any (i) merger or consolidation of ABVC with or into another entity, (ii) sale or transfer of all or substantially all of ABVC’s assets, or (iii) acquisition by any person or entity of more than twenty percent (20%) of ABVC’s voting equity securities.

Such reversion right shall be subject to applicable law, and the Parties agree to cooperate in good faith to effectuate such reversion, including through execution of necessary documents and filings with the relevant authorities.

If the ABVC stock price falls below $1.65 at any point during the 6 months immediately preceding the date the restricted shares become eligible for trading, Shuling Jiang shall be entitled to receive additional ABVC common shares to compensate for the shortfall. The number of shares shall be based on the lowest closing price during that 6-month period, ensuring the originally agreed value is preserved. Alternatively, Shuling may exercise the reversion right defined above.

Article 5: Confidentiality

5.1 Duty of Care: Both parties agree to exercise due care in maintaining the confidentiality of any relevant data or information. This duty of confidentiality shall not be affected by the termination or expiration of this Agreement.

5.2 Non-Disclosure Obligation: Both parties shall keep all confidential information received from the other party confidential and shall not disclose it to any third party without prior written consent, unless required by law or authorized by the disclosing party.

5.3 Return or Destruction of Confidential Information: Upon the expiration, termination, or at the request of either party, the receiving party shall promptly return to the disclosing party all confidential information received, along with any copies or reproductions thereof. Alternatively, the receiving party shall follow the instructions of the disclosing party regarding the destruction of such confidential information.

5.4 Survival of Confidentiality Obligations: The obligations of confidentiality and non-disclosure shall survive the expiration or termination of this Agreement and shall continue to be binding on both parties.

5.5 Exceptions: The obligations of confidentiality shall not apply to information that: (a) was already known to the receiving party prior to its disclosure by the disclosing party; (b) is or becomes publicly available without breach of this Agreement; (c) is received from a third party without breach of any confidentiality obligation; or (d) is independently developed by the receiving party without reference to the disclosing party’s confidential information.

Article 6: Copies of the Agreement

6.1 Two original copies of this Agreement have been prepared, with each party holding one original copy.

6.2 After signing, each party shall retain the original copy held by them as valid evidence between the parties.

6.3 Copies, reproductions, or electronic files of this Agreement shall have the same legal effect and may be used for communication between the parties.

Article 7: Subcontract Consulting Agreement

In addition to this land acquisition transaction, the Parties acknowledge that ABVC and Shuling Jiang shall enter into a separate consulting agreement regarding the development and maintenance of The Property. This agreement shall include compensation valued at $1,000,000, to be issued as 1,000,000 ABVC restricted shares, subject to a 5-year vesting schedule of 200,000 shares per year.

Signature Page

The Parties acknowledge that the number of securities issued reflects the mutually agreed commercial value of the transaction and is subject to appropriate fair value determination for accounting purposes. This does not alter the number of shares or warrants to be issued as agreed herein.

ABVC BioPharma, Inc.		蔣淑齡 Shuling Jiang

Authorized Signature/Seal		Authorized Signature/Seal

Name：	Uttam Yashwant Patil	Name：	Shuling Jiang
Title:		Land Owner
CEO

Exhibit A